Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 24, 2016

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2016 Highlights

•	Quarterly earnings of $2 million, or $0.54 per share, a 2% increase compared to third quarter 2015

•	Loan growth – Average loans increased $13.0 million, or 3%, compared to third quarter 2015

•	Strong asset quality – Nonperforming assets were 0.19% of total assets at September 30, 2016

•	Deposit growth – Average deposits increased $33.3 million, or 5%, compared to third quarter 2015

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.54 per share, for the third quarter of 2016, compared to $1.9 million, or $0.52 per share, for the third quarter of 2015.

“The Company’s third quarter 2016 results reflect modest loan growth, strong asset quality, and continued pressure on our net interest margin as rates remain lower for longer,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.9 million for the third quarter of 2016, compared to $6.0 million for the third quarter of 2015. Although net interest income (tax-equivalent) declined, management continues to seek to increase earnings by growing the Company’s loan portfolio (in total and as a percentage of our earning assets), focusing on deposit pricing, and repaying higher-cost wholesale funding sources. These efforts to increase earnings were offset by declining yields in the securities portfolio due to maturities and calls and management’s decision to carry higher levels of short-term interest earning assets (e.g. interest bearing bank deposits). As a result, the Company’s net interest margin (tax-equivalent) declined to 2.94% in the third quarter of 2016, compared to 3.13% for the third quarter of 2015. Average loans were $429.2 million in the third quarter of 2016, an increase of $13.0 million or 3%, from the third quarter of 2015. Average deposits were $748.2 million in the third quarter of 2016, an increase of $33.3 million or 5%.

Nonperforming assets were $1.7 million, or 0.19% of total assets, at September 30, 2016, compared to $3.9 million, or 0.48% of total assets, at September 30, 2015. The allowance for loan losses was 284% of nonperforming loans and 1.07% of total loans at September 30, 2016, compared to 140% of nonperforming loans and 1.21% of total loans at September 30, 2015. The Company recorded no provision for loan losses in the third quarter of 2016, compared to $0.2 million in third quarter of 2015. Provision expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs or recoveries.

Noninterest income was $1.1 million for the third quarter of 2016, unchanged from the third quarter of 2015. This was primarily due to a decrease in mortgage lending income of $0.1 million, offset by securities gains of $0.1 million.

Noninterest expense was $4.0 million for the third quarter of 2016, compared to $3.9 million in the third quarter of 2015. Increases in salaries and benefits expense and other noninterest expense of $0.2 million and $0.1 million, respectively, were offset by a decrease in other real estate owned expenses of $0.2 million.

Income tax expense was $0.7 million for the third quarter of 2016 unchanged from the third quarter of 2015. The Company’s effective tax rate for the third quarter of 2016 was 27.50%, compared to 27.49% in the third quarter of 2015.

The Company paid cash dividends of $0.225 per share in the third quarter of 2016, an increase of 2.3% from the same period in 2015. At September 30, 2016, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $852 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

Results of Operations
Net interest income (a)	$5,924	$6,011	$17,957	$17,995
Less: tax-equivalent adjustment	316	341	960	1,014

Net interest income (GAAP)	5,608	5,670	16,997	16,981
Noninterest income	1,063	1,056	2,890	3,544

Total revenue	6,671	6,726	19,887	20,525
Provision for loan losses	—	200	(600)	200
Noninterest expense	3,980	3,892	12,110	12,235
Income tax expense	740	724	2,304	2,168

Net earnings	$1,951	$1,910	$6,073	$5,922

Per share data:
Basic and diluted net earnings:	$0.54	$0.52	$1.67	$1.63
Cash dividends declared	$0.225	$0.22	$0.675	$0.66
Weighted average shares outstanding:
Basic and diluted	3,643,506	3,643,455	3,643,498	3,643,411
Shares outstanding, at period end	3,643,523	3,643,478	3,643,523	3,643,478
Book value	$23.34	$21.85	$23.34	$21.85
Common stock price:
High	$28.91	$27.80	$30.49	$27.80
Low	27.45	25.78	24.56	23.15
Period-end:	27.45	26.47	27.45	26.47
To earnings ratio	12.48	x	12.37	x	12.48	x	12.37	x
To book value	118%	121%	118%	121%
Performance ratios:
Return on average equity (annualized)	9.06%	9.75%	9.67%	10.12%
Return on average assets (annualized)	0.92%	0.95%	0.97%	0.99%
Dividend payout ratio	41.67%	42.31%	40.42%	40.49%
Other financial data:
Net interest margin (a)	2.94%	3.13%	3.05%	3.19%
Effective income tax rate	27.50%	27.49%	27.50%	26.80%
Efficiency ratio (b)	56.96%	55.07%	58.09%	56.80%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,614	$3,650	$1,614	$3,650
Other real estate owned	37	278	37	278

Total nonperforming assets	$1,651	$3,928	$1,651	$3,928

Net recoveries	$(50)	$(41)	$(889)	$(91)

Allowance for loan losses as a % of:
Loans	1.07%	1.21%	1.07%	1.21%
Nonperforming loans	284%	140%	284%	140%
Nonperforming assets as a % of:
Loans and other real estate owned	0.39%	0.93%	0.39%	0.93%
Total assets	0.19%	0.48%	0.19%	0.48%
Nonperforming loans as a % of total loans	0.38%	0.86%	0.38%	0.86%
Annualized net recoveries as % of avg. loans	(0.05)%	(0.04)%	(0.27)%	(0.03)%
Selected average balances:
Securities	$227,076	$251,393	$229,185	$258,299
Loans, net of unearned income	429,201	416,210	431,213	406,343
Total assets	851,409	806,764	834,721	800,255
Total deposits	748,229	714,960	734,241	706,754
Long-term debt	7,217	7,217	7,217	8,645
Total stockholders’ equity	86,103	78,387	83,740	78,037
Selected period end balances:
Securities	$249,556	$250,142	$249,556	$250,142
Loans, net of unearned income	427,203	422,572	427,203	422,572
Allowance for loan losses	4,578	5,127	4,578	5,127
Total assets	851,672	817,994	851,672	817,994
Total deposits	751,915	724,311	751,915	724,311
Long-term debt	7,217	7,217	7,217	7,217
Total stockholders’ equity	85,055	79,599	85,055	79,599

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

Net interest income, as reported (GAAP)	$5,608	$5,670	$16,997	$16,981
Tax-equivalent adjustment	316	341	960	1,014

Net interest income (tax-equivalent)	$5,924	$6,011	$17,957	$17,995